Exhibit 10.14

January 11, 2000

Dan Avida
2312 Casa Bona Avenue
Belmont, Ca 94002

Dear Dan:

This letter agreement (the "Agreement") will memorialize and constitute the agreement between you and Electronics for Imaging, Inc. (the "Company") concerning your employment status with the Company.

         1. Employment As a Part-Time Employee: Effective January 1, 2000, you will transition your employment from your current position as the Company's Chairman and Chief Executive Officer to a part-time employee. Unless this Agreement is earlier terminated as provided in Section 2, for the period of January 1, 2000 through December 31, 2001 (the "Part-Time Employment Period"), you will continue to remain employed by the Company, in the position of Part-Time Employee. As a Part-Time Employee to the Company, you will undertake such duties commensurate with this position as set forth below and as agreed between you and the Board. Your duties will include making yourself available for consultation with the Board, the Chief Executive Officer, and such other officers of the Company as reasonably necessary to facilitate in the transition of your former responsibilities. Your duties as a Part-Time Employee also will entail acting in an advisory capacity regarding the organizations and people representing new technology sources and the Company's clients and competitors. To that end you will, at your reasonable discretion, network, travel, and liase as appropriate so that you may convey to the Company's management and Board your insights and recommendations on the Company's operations and business. The timing of your performance of these duties, which are expected to be performed on a part-time basis, will be coordinated between the Company and you. The Company shall provide reasonable advance notice of specific requests for your services. For your services rendered during the Part-Time Employment Period, the Company will pay you an annual base salary of four hundred twenty five thousand dollars ($425,000), subject to standard payroll deductions and withholdings and paid on the Company's normal payroll schedule ("Base Salary"). You will not be eligible to receive any bonus or to participate in any Company bonus plan during the Part-Time Employment Period, with the sole exception that you will receive a bonus for 1999 pursuant to the Company's executive bonus plan. During the Part-Time Employment Period, you will be entitled to the following benefits:

                  (i) reimbursement for all reasonable travel and other expenses (including internet access charges, telephone, telex and telecopier service) incurred by you in connection with the performances of your duties under this Agreement, provided that you comply with the Company's business expense reimbursement policy, including the requirement of providing appropriate documentation of such expenses;

                                       1.

                  (ii) an annual automobile allowance of four thousand eight hundred dollars ($4,800) per year, paid on a monthly basis;

                  (iii) participation in any employee benefit and group insurance programs including life insurance, long-term disability insurance and comprehensive health insurance programs, developed by the Company for its officers or employees generally (but in any event not less than those in effect immediately prior to commencement of the Part-Time Employment Period) (the "Company's Benefit Plans");

                  (iv) accrual of vacation pay at an annual rate of four (4) weeks per year; and

                  (v) you will be eligible to receive counsel on tax matters as offered to the Company's executive officers by Price Waterhouse Coopers LLP.

         2. Termination: Your employment during the Part-Time Employment Period is at-will, and either you or the Company can terminate your employment and this Agreement for any reason whatsoever, either with or without cause, by providing thirty (30) days advance written notice of such termination to the other.

                  (a) Unless earlier terminated by either party as provided above, this Agreement and your employment by the Company will automatically terminate upon the earliest of the following: (i) expiration of the Part-Time Employment Period; (ii) your Incapacity (as defined herein); or (iii) your death.

                  (b) In the event this Agreement terminates due to your death or Incapacity, or if the Company terminates your employment prior to the expiration of the Part-Time Employment Period, the Company shall pay to either you or your estate, as appropriate, a lump sum payment, subject to standard payroll deductions and withholdings, equal to the total Base Salary that would have been paid to you if the Agreement and your employment had continued from the Agreement termination date through the expiration of the Part-Time Employment Period. Notwithstanding the preceding sentence, as a condition of your receiving the lump sum payment referred to in this paragraph in the event this Agreement terminates at the Company's request or due to your Incapacity, you must first execute a full release of any and all claims you may have against the Company, which release shall be in a form acceptable to the Company.

                  (c) For the purposes of this Agreement, your "Incapacity" shall mean that you are physically or mentally unable to regularly perform your essential duties hereunder with or without reasonable accommodation for a period in excess of four (4) consecutive months, or for more than one hundred eighty
(180) days in any consecutive twelve (12) month period.

                  (d) Subject to Section 6 of this Agreement, in the event this Agreement terminates due to your death or Incapacity, or if the Company terminates your employment prior to the expiration of the Part-Time Employment Period, all unvested stock options you hold will accelerate immediately, such that all shares in such options will be fully vested and exercisable.

                  (e) Except as provided in this Agreement, the Company shall have no obligation to continue to pay your Base Salary or to provide any compensation or benefits upon termination of this Agreement for any reason.

                                       2.

         3. Benefits After Part-Time Employment Period: To the fullest extent permitted by law, you will be entitled to participate in the Company's Benefit
Plans for a period of up to ten (10) years following the termination of this Agreement for any reason; provided, however, that the Company's obligation to allow your continued participation in the Benefit Plans shall immediately cease if you secure comparable benefits from another employer. If the Company cannot provide coverage for you through its employee benefits plans, the Company will reimburse you the actual and direct costs of your benefits premiums for benefits coverage you obtain elsewhere, at a coverage level that is equivalent to the coverage that had been provided to you as a full-time employee of the Company. The Company's payments on your and your dependents' behalf under the Benefit Plans or as reimbursement for other coverage after the termination of this Agreement will be considered taxable income to you.

         4. Confidential Information, Company Property and Change in Control:

                  (a) Confidential Information: You agree to continue to maintain the confidentiality of all confidential and proprietary information of the Company. Your continuing obligations do not apply to information that, without any breach of your obligations to the Company, has entered into the public domain. In addition, you acknowledge your continuing obligations under your Agreement Not To Reexport Technology dated February 2, 1990, a copy of which is attached hereto as Exhibit A.

                  (b) Company Property: As part of this Agreement, the Company will transfer to you ownership of the laptop computer and cellular telephones that were provided by the Company for your use. This property shall be given to you without warranty of any kind.

                  (c) Change in Control: Subject to Section 6 of this Agreement, in the event of a Change of Control (as defined herein) prior to the termination of this Agreement, any unvested shares in stock options that you hold shall automatically accelerate and become fully exercisable on the effective date of the Change of Control (the "Acceleration"), provided that you first execute a full release of any and all claims you may have against the Company, which release shall be in a form acceptable to the Company. Upon the Acceleration, you shall have the right to exercise all or any portion of such options in accordance with your stock option agreements. Notwithstanding the foregoing, if any unvested shares of the options are not subject to the Acceleration by reason of Section 6 and this Agreement has been terminated, you shall continue to be employed as a Part-Time Employee of the successor of the Company at an hourly rate of two hundred dollars ($200) for the period necessary to allow the remaining unvested shares to vest in full, but in no event shall such Part-Time employment extend beyond the Part-Time Employment Period. As a Part-Time Employee of the Company's successor, you agree to make yourself available for up to ten (10) hours per month to provide advice in any area of your expertise, as reasonably requested by the successor. For the purposes of this Agreement, a "Change in Control" shall mean any of the following: (i) if any person (as this term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934) becomes the beneficial owner, directly or indirectly, of fifty percent (50%) or more of the total voting power represented by the Company's outstanding securities; (ii) if the individuals who, at the beginning of any period of two
(2) consecutive years, constitute the Board of Directors of the Company (the "Incumbent Directors") cease for any reason during such period to constitute at least a majority of the Board

                                       3.

of Directors (unless the election or the nomination for election by the Company's stockholders of a Director first elected during such period was approved by the vote of a majority of the Incumbent Directors, whereupon such Director shall also be classified as an Incumbent Director); or (iii) a merger or consolidation of the Company with another corporation (other than a merger which would result in the Company's stockholders before the merger continuing to hold more than fifty percent (50%) of the total voting power of the Company or the entity controlling the Company after the merger).

         5. Stock Options: Except as otherwise provided herein, vesting of your current stock options or any other stock compensation award will continue during the Part-Time Employment Period pursuant to the terms of your grant agreements.

         6. Limitation on Payments:

                  (a) To the extent that any payments or benefits (including shares that vest as a result of accelerated vesting under Sections 2(d) and/or 4(c)) provided for in this Agreement or otherwise payable to you constitute "parachute payments" within the meaning of Section 280G of the Internal Revenue Code of 1986, as amended (the "Code"), and, but for this section, would be subject to the excise tax imposed by Section 4999 of the Code, the aggregate amount of such payments and benefits shall be reduced such that the present value thereof (as determined under the Code and the applicable regulations), is equal to 2.99 times your "base amount" (as defined in Section 28OG(b)(3) of the Code).

                  (b) Within sixty (60) days after the Change of Control, the Company shall notify you in writing if it believes that any reduction in the payments and benefits that would otherwise be paid or provided to you under the terms of this Agreement is required to comply with the provisions of Subsection 6(a). If the Company determines that any such reduction is required, it will provide you with copies of the information used and calculations made by the Company to determine the amount of such reduction. If the Company gives no notice to you of a required reduction as provided in this Subsection 6(b), you may unilaterally determine the amount of reduction required, if any, and, upon written notice to the Company, that amount will be conclusive and binding on both parties.

                  (c) Within thirty (30) days after your receipt of the Company's notice pursuant to Subsection 6(b), you shall notify the Company in writing if you disagree with the amount of reduction determined by the Company. As part of such notice, you shall also advise the Company of the amount of reduction, if any, that you have determined, in good faith, to be necessary to comply with the provisions of Subsection 6(a). Failure by you to provide this notice within the time allowed will be treated as acceptance by you of the amount of reduction determined by the Company. If any differences regarding the amount of the reduction have not been resolved by mutual agreement within sixty
(60) days after your receipt of the Company's notice pursuant to Subsection 6(b), the amount of reduction determined by you will be conclusive and binding on both parties unless, prior to the expiration of the sixty (60) day period, the Company notifies you in writing of the Company's intention to have the matter submitted to arbitration for final and binding resolution, and proceeds to do so promptly. If the Company gives no notice to you of a required reduction as provided in Subsection 6(b), you may

                                       4.

unilaterally determine the amount of required reduction, if any, and, upon written notice to the Company, that amount will be conclusive and binding on both parties.

                  (d) If a reduction in the payments and benefits that would otherwise be paid or provided to you under the terms of this Agreement is necessary to comply with the provisions of Subsection 6(a), so long as the requirements of Subsection 6(a) are met, you shall be entitled to select which payments or benefits will be reduced including, without limitation, determining the number of shares subject to accelerated vesting. To the greatest extent permissible under the applicable stock option plan, your grant agreement(s), and applicable law, you will continue to vest all shares not subject to accelerated vesting by virtue of application of this Section 6, according to their original vesting schedule(s). Within thirty (30) days after the amount of any required reduction in payments and benefits is finally determined in accordance with the provisions of Subsection 6(c), you will notify the Company in writing regarding which payments or benefits are to be reduced. If no notification is given by you, the Company will determine which amounts to reduce. If, as a result of the reductions required by Subsection 6(a), any amounts previously paid to you exceed the amount to which you are entitled, you will promptly return the excess amount to the Company.

         7. Administrative Assistance: While this Agreement is in effect, the Company will provide you with an office and shared administrative assistance, including secretarial assistance, to aid you in the performance of your duties hereunder; such secretarial services will be provided by Gina Farrugia while she remains employed by the Company.

         8. Non-Competition, Non-Interference and Non-Disclosure:

                  (a)  You  covenant   and  agree  that  during  the   Part-Time
Employment Period, unless you first obtain the advance written authorization of the Company:

                           (i) neither you nor any Executive  Entity (as defined
herein) will, anywhere in the Market, either directly or indirectly, own, manage, operate, control, or participate, whether as a proprietor, partner, stockholder, director, officer, "Key Employee" (defined herein to include any person who is employed in a management, executive, supervisory, marketing or sales capacity), joint venturer, investor or other participant (except as the holder of not more than one percent (1%) of the outstanding stock of a publicly held company), in any business which competes with the Business ("Competitive Business"). For the purposes of this Agreement, "Executive Entity" is defined as any entity in which you and/or any of your immediate family members (including your spouse, parents, siblings or children) at any time during the Part-Time Employment Period: (a) own five percent (5%) or more of the beneficial interest; or (b) hold five percent (5%) or more of a controlling interest;

                           (ii)  neither  you  nor  any  Executive  Entity  will
directly or indirectly solicit, or induce any person who is a customer, supplier, lender, or lessor of the Company, or any other person with a business relationship with the Company, at any time during the Part-Time Employment Period, to discontinue or reduce the extent of such relationship with the Company; and

                                       5.

                           (iii) neither you nor any  Executive  Entity will (a)
directly or indirectly recruit, solicit or otherwise induce any employee of the Company to discontinue such employment with the Company, or (b) cause any Competitive Business to recruit, solicit or induce any person who is employed by the Company during the Part-Time Employment Period to discontinue such employment relationship with the Company.

                  (b) For the purposes of this Agreement, (i) the "Business" refers to the business conducted by the Company and its subsidiaries in the design and manufacture of printer controllers as of the Effective Date hereof, and (ii) the "Market" refers to the State of California and any other State of the United States in which a material amount of Business is conducted at such time. For purposes hereof, "a material amount of Business" shall mean that ten percent (10%) or more of the Company's gross sales for the last completed fiscal year were made from, to or in such State.

         9. Company's Successors:

                  (a) Any successor to the Company (whether direct or indirect and whether by purchase, lease, merger, consolidation, liquidation or otherwise) to all or substantially all of the Company's business and assets shall assume the obligations under this Agreement and the Company shall take all necessary steps to ensure that any successor shall agree expressly to perform the obligations under this Agreement in the same manner and to the same extent as the Company would be required to perform such obligations in the absence of a succession. As used throughout this Agreement, the term "Company" shall include any successor to the Company's business and assets which executes and delivers the assumption agreement described in this subsection (a) or which becomes bound to the terms of this Agreement by operation of law.

                  (b) Executive's Successors: The terms of this Agreement and all of your rights hereunder shall inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, devisees and legatees, except that your duties hereunder may not be assigned without the written consent of the Company.

         10. Release by Dan Avida: You acknowledge that you have carefully read and understand this Agreement and have been offered the opportunity to consider this Agreement before signing it. In exchange for the consideration provided to you under this Agreement, including but not limited to your continued employment, and except as otherwise set forth in this Agreement, you release, acquit and forever discharge the Company, and its officers, directors, agents, employees, shareholders, successors, assigns and affiliates, of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, obligations of every kind and nature, in law, equity or otherwise, known or unknown, suspected or unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date you sign this Agreement, including but not limited to all such claims and demands directly or indirectly arising out of or in any way connected with or related to your employment with the Company. Notwithstanding anything to the contrary stated herein, you are not releasing any rights under the Indemnification Agreement between you and the Company dated July 30, 1992 (the "Indemnification Agreement"), a copy of which is attached hereto as Exhibit B and which shall continue in full force and effect in accordance with its terms.

                                       6.

                  (a) You acknowledge that the above waiver and release extends to any and all claims you may have under Title VII of the Civil Rights Act of 1964, the federal Americans with Disabilities Act of 1990, the Age Discrimination in Employment Act of 1967, as amended, and the California Fair Employment and Housing Act. You acknowledge that this waiver and release is knowing and voluntary. You agree that this waiver and release does not apply to any rights or claims that may arise after the date you sign this Agreement. You acknowledge that the consideration given for this waiver and release is in addition to anything of value to which you were already entitled. You further acknowledge that you have been advised by this Agreement that: (i) you should consult with an attorney prior to executing this agreement; (ii) you had at least twenty-one (21) days within which to consider this Agreement (although you may choose to execute it earlier); (iii) you have seven (7) days following your execution of this Agreement in which to revoke this Agreement; and (iv) this Agreement shall not be effective until the revocation period has expired, which will be the eighth day after this Agreement is executed by you ("Effective Date").

         11. Release by The Company: Except as otherwise set forth in this Agreement, the Company hereby releases, acquits, and forever discharges you and your heirs, assigns, agents, representatives and attorneys of and from any and all claims, liabilities, demands, causes of action, costs, expenses, attorneys fees, damages, indemnities and obligations of every kind and nature, in law, equity or otherwise, known and unknown, suspected and unsuspected, disclosed and undisclosed, arising out of or in any way related to agreements, events, acts or conduct at any time prior to and including the date the Company executes this Agreement, with the exception of any claim arising out of your obligations under this Agreement, your proprietary information obligations, criminal misconduct, regulatory violations, or fraud.

         12. Section 1542 Waiver: In granting the releases herein, which include claims that may be unknown to you or the Company at present, both you and the Company acknowledge that each has read and understands section 1542 of the Civil Code of the State of California, which reads as follows:

                  A general release does not extend to claims which the creditor does not know or suspect to exist in his favor at the time of executing the release, which if known by him must have materially affected his settlement with the debtor.

Both you and the Company hereby expressly waive and relinquish all rights and benefits under that section and any law or legal principle of similar effect in any jurisdiction with respect to the release of unknown and unsuspected claims granted in this Agreement. Both you and the Company acknowledge that each has been advised by their counsel of the meaning and consequences of Section 1542, and their waiver of said section is knowing and voluntary.

         11. Binding Arbitration To Resolve Disputes: In the event of a dispute concerning application, interpretation or enforcement of any provision or aspect of this Agreement, the parties agree that any such dispute shall be resolved by final and binding confidential arbitration in lieu of proceeding before a state or federal agency or court to the fullest extent permitted by law. Such arbitration will take place in the City and County of San Francisco, California, and shall be conducted by an arbitrator mutually agreed upon between the parties from a panel of

                                       7.

arbitrators from JAMS/Endispute. The arbitration will be conducted in accordance with the JAMS/Endispute rules regarding arbitration for employment disputes then in effect. The parties further agree that, notwithstanding any rule to the contrary, the Company shall pay the costs and fees of the arbitration proceeding, including the arbitrator's fees.

         12. Miscellaneous: This Agreement, including its exhibits, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company regarding your employment with the Company. It is entered into without reliance on any agreement, promise or representation, written or oral, express or implied, other than as expressly contained herein. Except as otherwise provided herein, this Agreement wholly replaces and supersedes any and all agreements, whether written, oral, express or implied, with respect to your employment with the Company, including but not limited to that certain
Employment  Agreement  dated July 17, 1995, and that certain  Amendment No. 1 To
Employment Agreement dated October 15, 1995 (both of which are attached hereto as Exhibit C), which, as of the Effective Date, shall terminate and have no further force or effect. Notwithstanding the preceding sentence, nothing contained in this Agreement shall in any way amend, modify or supersede the provisions of the Indemnification Agreement (Exhibit B) and the Agreement Not To Reexport Technology (Exhibit A), which shall continue in full force and effect in accordance with their terms. This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company. If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question shall be modified so as to be rendered enforceable consistent with the general intent of the parties insofar as possible. This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this letter correctly sets forth the parties' agreement, please sign below and return a copy to me.

Sincerely,

ELECTRONICS FOR IMAGING, INC.

/s/ Guy Gecht
-------------------------
[Name] Guy Gecht
[Title] Chief Executive Officer


UNDERSTOOD AND AGREED:


/s/ Dan Avida
-------------------------
Dan Avida

Date:  01/11/00
     ---------------------

Exhibit A - Agreement Not To Reexport Technology

                                       8.

Exhibit B - Indemnification Agreement
Exhibit C - Employment Agreement and Amendment No. 1

                                       9.

                                    Exhibit A

                      Agreement Not To Reexport Technology

                                      10.

                                    Exhibit B

                            Indemnification Agreement

                                      11.

                                    Exhibit C

                    Employment Agreement and Amendment No. 1


                                      12.